EXHIBIT 10.6
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                              EMPLOYMENT AGREEMENT


EFFECTIVE DATE         July 11, 2000

EMPLOYEE               Robert L. Cohen (RLC")

EMPLOYER               In Store Media Systems, Inc. ("ISMS")

DUTIES AND RESPONSIBILITIES ISMS is employing RLC in the capacity of Chief Financial Officer and Vice President. Unless directed by the President of ISMS or the Board of Directors, RLC shall report to the President of ISMS.

TERM This Agreement is a twelve (12) month employment contract between RLC and ISMS, beginning at the Effective Date. Unless modified by mutual agreement and in writing, if neither party executes its unilateral right, in such party's sole discretion, to terminate this agreement by written notice to the other party on or before 5pm MDT, on October 10, 2000 after the three (3) month anniversary of the Effective Date, then this Agreement shall remain in effect for the entire twelve month term.

COMPENSATION Unless modified by mutual agreement and in writing, RLC shall receive a gross salary of $10,000 per month during the term of this Agreement. The salary shall be paid twice per month, on or before the first and fifteenth day of each month. In addition to the salary received, RLC shall receive 105,000 options to purchase shares of voting common stock of ISMS which options shall be immediately vested on the Effective Date of this contract. These options shall have a strike price of $0.254 share and shall expire two (2) years from the date of issue. In addition, RLC shall receive an additional 12,500 options per month to purchase shares of voting common stock of ISMS, which options shall be fully vested at the time of their issuance. These options shall be exercisable at a strike price of $1.00 share or 85% of the average closing price of the stock over the 15 calendar days prior to exercise, whichever is less and shall expire two (2) years from the date of issue.

RLC will also be eligible to participate in ISMS' Stock Option and Incentive Plan, which will provide incentive to employees to provide significant service to and have a proprietary interest in ISMS. The plan is still being developed and has not yet been completed.

BONUS RLC shall be eligible to participate in ISMS' Bonus Plan which is still being developed and has not yet been completed.

BENEFITS During the Term of this Agreement, RILC shall receive the same benefits (e.g., life and health insurance, holidays, sick leave, disability, 401K, and profit sharing) as is offered and provided to other employees of ISMS.

OTHER BENEFITS ISMS agrees to fully reimburse RLC for the cost of maintaining an active CPA license during the term of this contract. The costs associated with maintaining this license include but are not limited to annual dues with the AICPA and Colorado Society of CPA's and continuing professional education (CPE) classes that are necessary to maintain an active CPA license. Time away from the office to comply with the AICPA CPE requirements to maintain an active license shall be considered as paid time and not be applied towards vacation or sick time.

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VACATION RLC will be entitled to four (4) weeks of paid vacation during the duration of this contract.

TERMINATION FOR CAUSE At any time, ISMS may terminate RLC for any or all of the following reasons: (a) negligent conduct or performance of duties and responsibilities, (b) evidence of theft, misrepresentation, or fraud against ISMS, (c) evidence of misconduct, including sexual harassment or substance abuse, or (d) criminal conviction,.

SEVERANCE RLC will be entitled to receive three (3) months of severance pay if this contract is terminated by ISMS without cause within the first 90 days after the Effective Date of this agreement. RLC will be entitled to twelve (12) months of severance pay if this contract is terminated by ISMS without causes any time between the 91st day and the one year anniversary date of the Effective Date of this agreement. In the event of severance from this position without cause due to a change of control of ISMS: RLC will be entitled to one year of severance pay. For purposes of this agreement, change of control shall be defined as a sale of 50% or more of the voting shares of ISMS other than by registration for sale to the public.

REPRESENTATIONS AND WARRANTIES OF RLC RLC represents and warrants that the is free to enter into this Agreement and to perform the duties required, and that there are no employment contracts, restrictive covenants or other restrictions preventing the execution and delivery of the duties and responsibilities of this employment.

CONFIDENTIALITY RLC agrees that he will not, during this Agreement and for a period of two years after its termination, disclose to any firm, corporation, or other entity, except as required by law, any nonpublic information ("Confidential Information") concerning the business, clients or affairs of ISMS for any reason or purpose whatsoever nor shall he make use of any of the Confidential Information for his own purposes or for the benefit of any person, firm, corporation, or other entity except ISMS. Confidential Information shall include information of any kind which either: (a) is or becomes generally available to the public other !than as a direct result of a disclosure by RLC,
(b) was known to RLC on a non-confidential basis prior to its disclosure, or (c) becomes available to RLC on a non-confidential basis from a source other than ISMS, which is entitled to disclose.

NON-COMPETITION For a period of two (2) years if RLC voluntarily terminates the employment relationship and for one (1) year if RLC is terminated by ISMS, RLC agrees not to solicit ISMS' accounts and/or clients or to engage in any conduct which is in direct competition with the business of ISMS as defined by ISMS at the termination of the employment relationship, without the express written consent of ISMS.

CONDITIONS PRECEDENT TO EFFECTIVE DATE It is a condition of this Agreement that, prior to the commencement of employment, RLC will meet with Byron Garcia of Summax Associates, with which ISMS intends to execute an agreement to obtain $20,000,000. In anticipation of this meeting, RLC has agreed to review, amend and prepare certain ISMS business models and proforma financials and to perform other studies to enable RLC to be responsive to financial due diligence questions of Summax and prospective investors. For rendering such services prior to his Effective Date, RLC shall receive 9,375 options with a stock price of $0.25/share, which shall be fully vested upon execution of this agreement and $1,750 cash.

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ADDITIONAL PROVISIONS All notices and communications regarding this Agreement shall be in writing. The Agreement is not assignable unless by mutual consent. This Agreement sets forth the entire agreement and understanding between RLC and ISMS regarding employment. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Colorado.

                                            In Store Media Systems, Inc.

Dated this ____day of _________2000

/S/ Robert L. Cohen                         /S/ Donald P. Uhl
-----------------------------------         ---------------------------------
Robert L. Cohen                             Donald P. Uhl, President/CEO

Address:                                    Address:
7154 South Newport Way                      5423 East Batavia Drive
Englewood, CO 80112                         Aurora, CO 80011

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